STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

JEFFERY LANDERFELT
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

March 4, 2015

Job Number: C20150305-0458
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20150102707-35	Amended Designation	1 Pages/1 Copies

Respectfully,

BARBARA K. CEGAVSKE
Secretary of State

Certified By: Nita Hibshman
Certificate Number: C20150305-0458
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

150203

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation Before Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20150102707-35
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/04/2015 8:15 AM
	Entity Number E0606662011-7

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - Before Issuance of Class or Series)

1. Name of corporation:

Wytec International, Inc.

2. The original class or series of stock set forth:

Series B Preferred Stock

3. By a resolution of the board of directors the original class or series is amended as follows:

The second sentence of Section 4 is hereby amended and restated as follows:
"Each share of Series B Preferred Stock will automatically convert into shares of Common Stock at a conversion rate equal to the lesser of (a) $3.00 per share (which is the Liquidation Preference, as defined in Section 6 herein, resulting in one share of Common Stock being issued for the conversion of each share of Series B Preferred Stock), or (b) 75% of the average closing price of the Company's Common Stock as quoted on the public securities trading market on which the Company's Common Stock is then traded with the highest volume, for ten (10) consecutive trading days immediately after the first day of public trading of the Company's Common Stock if the Company's Common Stock commences public trading on the NASDAQ Capital Market or better, but in any event no less than $2.50 per share or at $3.00 per share five years after the date of issuance of the Series B Preferred Stock."

4. As of the date of this certificate no shares of the class or series of stock have been issued.

5. Effective date of filing: (optional) 1/15/2015

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X William H. Gray

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.